Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

between

U.S. BANCORP

AS ISSUER

and

DEUTSCHE BANK SECURITIES INC.

AS INITIAL PURCHASER

Dated as of February 6, 2007

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of February 6, 2007, by and between U.S. BANCORP, a Delaware corporation (the “Company”), and Deutsche Bank Securities Inc. (the “Initial Purchaser”).

This Agreement is made pursuant to the Purchase Agreement, dated January 31, 2007 (the “Purchase Agreement”), between the Company, as issuer of the Floating Rate Convertible Senior Debentures due 2037 (the “Debentures”), and the Initial Purchaser, which provides for, among other things, the sale by the Company to the Initial Purchaser of the aggregate principal amount of Debentures specified therein.  In order to induce the Initial Purchaser to enter into the Purchase Agreement, the Company has agreed to provide the registration rights set forth in this Agreement.  The execution of this Agreement is a condition to the closing under the Purchase Agreement.

The Company agrees with the Initial Purchaser (i) for its benefit as Initial Purchaser and (ii) for the benefit of the beneficial owners (including the Initial Purchaser) from time to time of the Debentures, and the beneficial owners from time to time of the Underlying Common Stock (as defined herein) issuable upon conversion of the Debentures (each of the foregoing a “Holder” and together the “Holders”), as follows:

1.             Definitions.  Capitalized terms used but not specifically defined herein have the respective meanings ascribed thereto in the Purchase Agreement.  As used in this Agreement, the following capitalized terms shall have the following meanings:

“Agreement”:  This Registration Rights Agreement.

“Broker-Dealer”:  Any broker or dealer registered under the Exchange Act.

“Business Day”:  A day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York or Wilmington, Delaware are authorized or required by law, regulation or executive order to close.

“Closing Time”:  As defined in the Purchase Agreement.

“Commission”:  Securities and Exchange Commission.

“Common Stock”:  The Common Stock, $0.01 par value, of the Company, and if such Common Stock has been converted into or exchanged for other securities, any such securities into or for which the Common Stock has been so converted or exchanged, and any security issued with respect thereto upon any stock dividend, split or similar event.

“Company”:  As defined in the preamble hereto.

“Damages Payment Date”:  Each February 6, May 6, August 6 and November 6.

“Debentures”:  As defined in the preamble hereto.

“Effectiveness Period”:  As defined in Section 2(a)(iii) hereof.

“Effectiveness Target Date”:  As defined in Section 2(a)(ii) hereof.

“Exchange Act”:  Securities Exchange Act of 1934, as amended.

“Holder”:  As defined in the preamble hereto.

“Holder Questionnaire”:  As defined in Section 2(b) hereof.

“Indenture”:  The senior indenture, dated as of the date hereof, among the Company, Wilmington Trust Company, as trustee, and U.S. Bank Trust National Association as authenticating agent, pursuant to which the Debentures are being issued.

“Initial Filing Deadline”:  As defined in Section 2(a)(i) hereof.

“Initial Purchaser”:  As defined in the preamble hereto.

“Liquidated Damages”:  As defined in Section 3(a) hereof.

“New Shelf Registration Statement”:  As defined in Section 2(a)(i) hereof.

“Majority of Holders”:  Holders holding over 50% of the aggregate Applicable Amount of Registrable Securities outstanding.

“NASD”:  National Association of Securities Dealers, Inc.

“Person”:  An individual, partnership, corporation, unincorporated organization, trust, joint venture or a government or agency or political subdivision thereof.

“Purchase Agreement”:  As defined in the preamble hereto.

“Prospectus”:  The prospectus included in a Shelf Registration Statement, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including any WKSI Prospectus Supplement and any post-effective amendments, and all material incorporated by reference into such Prospectus.

“Record Holder”:  With respect to any Damages Payment Date relating to any Securities, each Person who is a Holder at the close of business on the first day of the month (whether or not a Business Day) in which the relevant Damages Payment Date occurs.

“Registrable Securities”:  The Securities, until such securities have been converted or exchanged and, at all times subsequent to any such conversion or exchange, any securities into or for which such securities have been converted or exchanged, and any security issued with respect thereto upon any stock dividend, split, merger or similar event until, in the case of any such security, the earliest of (i) its effective registration under the Securities Act and resale in accordance with the Shelf Registration Statement covering it, (ii) expiration of the holding period that would be applicable thereto under

Rule 144(k) were it not held by an Affiliate of the Company, (iii) its sale to the public pursuant to Rule 144 or (iv) the expiration of the Effectiveness Period.

“Registration Default”:  As defined in Section 3(a) hereof.

“Rules”:  As defined in Section 4(b)(xx) hereof.

“Securities”:  Collectively means the Debentures and the Underlying Common Stock.

“Securities Act”:  Securities Act of 1933, as amended.

“Shelf Registration Statement”:  The applicable shelf registration statement of the Company, as amended and supplemented, which provides for resales by Holders of Registrable Securities, whether a WKSI Shelf Registration Statement or a New Shelf Registration Statement.

“Suspension Notice”:  As defined in Section 4(c) hereof.

“Suspension Period”:  As defined in Section 4(b)(i) hereof.

“TIA”:  Trust Indenture Act of 1939, as in effect on the date the Indenture is qualified under the TIA.

“Trustee”:  Shall mean the trustee with respect to the Securities under the Indenture.

“Underlying Common Stock”:  The Common Stock issuable upon conversion of the Debentures.

“Underwritten Registration” or “Underwritten Offering”:  A registration in which securities of the Company are sold to an underwriter for reoffering to the public.

“WKSI Prospectus Supplement”:  As defined in Section 2(a)(i) hereof.

“WKSI Shelf Registration Statement”: Shall mean an automatically effective registration statement, as amended, for an offering of the Company’s securities to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act filed by the Company with the Commission, which shall be effective on date the Company files, or causes to be filed, any WKSI Prospectus Supplement, and which shall be, unless the Company provides written notice to the Trustee of the effectiveness another automatically effective registration statement for purposes of this Agreement, Registration Statement No. 333- 132297 (filed on March 9, 2006), as amended, to the extent such registration statement remains effective.

2.             Shelf Registration.

(a)           The Company shall use its best efforts to:

(i)            (A) file or cause to be filed with the Commission, not later than 90 days after the Closing Time (the “Initial Filing Deadline”), a prospectus supplement to the prospectus included in a WKSI Shelf Registration Statement, which prospectus supplement shall provide for resales by Holders of Registrable Securities (“WKSI Prospectus Supplement”), or, (B) if no WKSI Shelf Registration Statement is effective at such time, file or cause to be filed with the Commission, not later than the Initial Filing Deadline, a new shelf registration statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act and providing for resales by Holders of Registrable Securities (the “New Shelf Registration Statement”);

(ii)           in the event a New Shelf Registration Statement is filed, cause the New Shelf Registration Statement to be declared effective by the Commission not later than 180 days after the Closing Time (the “Effectiveness Target Date”); and

(iii)          keep the applicable Shelf Registration Statement continuously effective, supplemented and amended as required by the provisions of Section 4(b) hereof to the extent necessary to ensure that it (A) is available for resales by the Holders of Registrable Securities entitled to the benefit of this Agreement and (B) conforms with the requirements of this Agreement and the Securities Act and the rules and regulations of the Commission promulgated thereunder as announced from time to time for a period (the “Effectiveness Period”) that commences on the date of filing of the WKSI Prospectus Supplement or on the date the New Shelf Registration Statement is declared effective, as the case may be, and that will terminate upon the earliest of the following two dates: (x) the expiration of the holding period applicable to the Registrable Securities held by a non-affiliate of the Company under Rule 144(k) of the Securities Act or any successor rule thereto or (y) when all Registrable Securities have been sold pursuant to a Shelf Registration Statement.

(b)           No Holder of Registrable Securities shall be included as a selling securityholder of any Registrable Securities in a Shelf Registration Statement or a Prospectus pursuant to this Agreement unless such Holder furnishes to the Company in writing such information as the Company may reasonably request for use in connection with any Shelf Registration Statement, any preliminary Prospectus included therein or any Prospectus, and in any application to be filed with or under state securities laws (the form of which request is attached to the Offering Memorandum as Exhibit A and is referred to herein as the “Holder Questionnaire”) prior to any intended distribution of Registrable Securities.  Each Holder of Registrable Securities who elects to sell Registrable Securities pursuant to a Prospectus, agrees by submitting a Holder Questionnaire to the Company that it will be bound by the terms and conditions of the Holder Questionnaire and this Agreement.  In order to be named as a selling securityholder of Registration Securities in a New Shelf Registration Statement at the time it is declared effective, a Holder must complete and deliver the Holder Questionnaire to the Company within 30 days after the Company publicly announces the filing of a New Shelf Registration Statement pursuant to Section 4(b)(xiv) hereof.  From and after the date on which the Shelf Registration Statement is declared effective and from and after the date any  WKSI Prospectus Supplement is filed, as the case may be, the Company shall, during the ten business days following the end of the quarter in which at least one fully completed Holder Questionnaire is received by the Company, (i) if required by applicable law, file with the Commission a post-

effective amendment to the New Shelf Registration Statement or prepare and, if required by applicable law, file a Prospectus or a supplement or amendment to any document incorporated therein by reference or file any other document required by the Commission so that the Holder delivering such Holder Questionnaire is named as a selling securityholder in the Shelf Registration Statement or the Prospectus, or in both, as required by applicable law, in such a manner as to permit such Holder to deliver such Prospectus to purchasers of the Registrable Securities in accordance with applicable law and, if the Company shall file a post-effective amendment to the Shelf Registration Statement, use its best efforts to cause such post-effective amendment to be declared effective under the Securities Act as promptly as is reasonably practicable, (ii) provide such Holder copies of any documents filed pursuant to clause (i) of this Section 2(b), if requested, and (iii) notify such Holder as promptly as is reasonably practicable after the effectiveness under the Securities Act of any post-effective amendment filed pursuant to clause (i) of this Section 2(b); provided that, if such Holder Questionnaire is delivered during a Suspension Period, the Company shall so inform the Holder delivering such Holder Questionnaire and shall take the actions set forth in clauses (i), (ii) and (iii) of this Section 2(b) upon expiration of the Suspension Period in accordance with Section 4(b)(i) hereof.  Notwithstanding anything contained herein to the contrary, the Company shall be under no obligation to name any Holder that fails to complete and deliver in a timely manner a Holder Questionnaire as a selling securityholder in any Shelf Registration Statement or Prospectus.

3.             Liquidated Damages.

(a)           If:

(i)            neither a WKSI Prospectus Supplement or a New Shelf Registration Statement is filed with the Commission prior to or on the Initial Filing Deadline;

(ii)           in the event a New Shelf Registration Statement is filed, such New Shelf Registration Statement has not been declared effective under the Securities Act by the Commission prior to or on the Effectiveness Target Date;

(iii)          except as provided in Section 4(b)(i) hereof, at any time after a WKSI Prospectus Supplement is filed or, if a New Shelf Registration Statement is filed and declared effective, at any time after the Effectiveness Target Date, and in each case prior to the end of the Effectiveness Period, the applicable Shelf Registration Statement and Prospectus shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded within ten Business Days by filing a new prospectus supplement, a new Shelf Registration Statement, a post-effective amendment to a Shelf Registration Statement or a report filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that cures such failure and, in the case of a post-effective amendment, is itself immediately declared effective; or

(iv)          (A)  prior to or on the 45th day of any Suspension Period, such suspension has not been terminated or (B) Suspension Periods exceed an aggregate of 90 days in any 360-day period or an aggregate of 45 days in any 90-day period,

(each such event referred to in foregoing clauses (i) through (iv), a “Registration Default”), the Company hereby agrees to pay as liquidated damages (“Liquidated Damages”) with respect to any Debentures that are Registrable Securities from and including the day following the Registration Default to but excluding the day on which the Registration Default has been cured, accruing at a rate:

(A)          with respect to the first 90-day period during which a Registration Default shall have occurred and be continuing, equal to 0.25% per annum of the original principal amount of the Debentures, and
(B)           with respect to the period commencing on the 91st day following the day the Registration Default shall have occurred and be continuing, equal to 0.50% per annum of the original principal amount of the Debentures;

provided that in no event shall Liquidated Damages accrue at a rate per year exceeding 0.50% of the original principal amount of the Debentures.  Following conversion of any Debentures Liquidated Damages cease to accrue and no Liquidated Damages will accrue with respect to the Underlying Common Stock.

(b)           All accrued Liquidated Damages shall be paid in arrears to Record Holders of any Registrable Security by the Company on each Damages Payment Date by wire transfer of immediately available funds or by federal funds check; provided that any Liquidated Damages accrued with respect to any Registrable Security called for redemption on a redemption date prior to the Damages Payment Date shall be paid instead to the Holder who submitted such Registrable Security on the applicable redemption date.  Following the cure of all Registration Defaults relating to any particular Registrable Security, the accrual of Liquidated Damages with respect to such Registrable Security will cease.

All obligations of the Company set forth in this Section 3 that are outstanding with respect to any Registrable Security at the time such security ceases to be a Registrable Security shall survive until such time as all such obligations with respect to such Registrable Security shall have been satisfied in full.

The Liquidated Damages set forth above shall be the exclusive monetary remedy available to the Holders of Registrable Securities for such Registration Default and each Holder of a Registrable Security shall be entitled to receive Liquidated Damages if such Holder has complied with the requirements of Section 2(b) hereof.

4.             Registration Procedures.

(a)           (i)  In connection with any Shelf Registration Statement or Prospectus and any amendment or supplement thereto, the Company shall comply with all the provisions of Section 4(b) hereof and shall use its best efforts to make such filing or effect such registration, as the case may be, to permit the sale of the Registrable Securities being sold in accordance with the intended method or methods of distribution thereof, and pursuant thereto, shall as expeditiously as possible prepare and file with the Commission a WKSI Prospectus Supplement or a New Shelf Registration Statement relating to the registration on any appropriate form under the Securities Act, as the case may be.

(ii)           Before filing any Shelf Registration Statement or Prospectus or any amendments or supplements thereto with the Commission, the Company shall furnish to the Initial Purchaser copies of all such documents proposed to be filed and use its best efforts to reflect in each such document when so filed with the Commission such comments as the Initial Purchaser reasonably shall propose within five Business Days of the delivery of such copies to the Initial Purchaser.

(b)           In connection with any Shelf Registration Statement and any Prospectus required by this Agreement to permit the sale or resale of Registrable Securities, the Company shall:

(i)            Subject to any notice by the Company in accordance with this Section 4(b)(i) of the existence of any fact or event of the kind described in Section 4(b)(iii)(E) hereof, use its best efforts to keep the applicable Shelf Registration Statement continuously effective during the Effectiveness Period; upon the occurrence of any event that would cause the applicable Shelf Registration Statement or Prospectus to (A) contain a material misstatement or omission or (B) not be effective and usable for resale of Registrable Securities during the Effectiveness Period in accordance with the methods of distribution described therein, the Company shall file promptly an appropriate amendment to the Shelf Registration Statement or a supplement to the related Prospectus or a report filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the case of clause (A), correcting any such misstatement or omission, and, in the case of either clause (A) or (B), use its best efforts to cause any such amendment to be declared effective and any such Shelf Registration Statement or Prospectus to become usable for their intended purposes as soon as practicable thereafter.  Notwithstanding the foregoing, the Company may suspend the effectiveness of the applicable Shelf Registration Statement by written notice to the Holders for a period not to exceed an aggregate of 45 days in any 90-day period (each such period, a “Suspension Period”) if:

(x)            an event occurs and is continuing as a result of which any Shelf Registration Statement or Prospectus would, in the Company’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and

(y)           the Company reasonably determines that the disclosure of such event at such time would have a material adverse effect on the business of the Company and its subsidiaries taken as a whole or on a previously undisclosed proposed or pending material business transaction;

provided, however, that Suspension Periods shall not exceed an aggregate of 90 days in any 360-day period.

(ii)           Prepare and file with the Commission such amendments and post-effective amendments to the Shelf Registration Statement as may be necessary to keep the Shelf Registration Statement effective during the Effectiveness Period; cause the related

Prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act applicable to them, and to comply fully with the applicable provisions of Rules 424 and 430B under the Securities Act in a timely manner; and comply with the provisions of the Securities Act applicable to them with respect to the disposition of all securities covered by the Shelf Registration Statement during the Effectiveness Period in accordance with the intended method or methods of distribution by the sellers thereof set forth in the Shelf Registration Statement or supplement to the Prospectus; provided that in no event will such method(s) of distribution take the form of an Underwritten Offering without the prior agreement of the Company, which agreement will not be unreasonably withheld.

(iii)          Advise the underwriter(s), if any, the Initial Purchaser, and each selling Holder promptly (but in any event within five Business Days) and, if requested by such Persons, to confirm such advice in writing:

(A)          when any Shelf Registration Statement or any Prospectus or any amendment or supplement thereto has been filed, and, with respect to a Shelf Registration Statement or any post-effective amendment thereto, when the same has become effective;
(B)           of any request by the Commission for amendments to the Shelf Registration Statement or amendments or supplements to the Prospectus or for additional information relating thereto;
(C)           of the issuance by the Commission of any stop order suspending the effectiveness of the Shelf Registration Statement under the Securities Act or of the receipt of any notification with respect to the suspension by any state securities commission of the qualification or exemption from qualification of the Registrable Securities for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes;
(D)          of any determination by the Company that a post-effective amendment to the Shelf Registration Statement would be appropriate; or
(E)           of the existence of any fact or the happening of any event, during the Effectiveness Period, that makes any statement of a material fact made in the Shelf Registration Statement, the Prospectus, any amendment or supplement thereto, or any document incorporated by reference therein untrue, or that requires the making of any additions to or changes in the Shelf Registration Statement or the Prospectus so that, as of such date, the Shelf Registration Statement and the Prospectus do not contain an untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading.

If at any time the Commission shall issue any stop order suspending the effectiveness of the Shelf Registration Statement, or any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Registrable Securities under state securities or Blue Sky laws, the Company shall use its best efforts to obtain the withdrawal or lifting of such order at the earliest possible time and will provide to the Initial Purchaser and each Holder who is named in a Shelf Registration Statement or Prospectus pursuant to this Agreement prompt notice of the withdrawal of any such order.

(iv)          Make available at reasonable times during normal business hours for inspection by one or more representatives of the selling Holders, designated in writing by a Majority of Holders whose Registrable Securities are included a Shelf Registration Statement or Prospectus pursuant to this Agreement, any underwriter participating in any distribution pursuant to a Shelf Registration Statement or Prospectus, and any Broker-Dealer, attorney or accountant retained by such selling Holders or any of the underwriter(s), if any, all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries as shall be reasonably necessary to enable them to exercise any applicable due diligence responsibilities, and cause the Company’s officers, directors, trustees, managers and employees to supply, at the Company’s expense, all information reasonably requested by any such representative or representatives of the selling Holders, underwriter, Broker-Dealer, attorney or accountant in connection with a Shelf Registration Statement before its effectiveness or before the filing of a prospectus supplement, as applicable; provided, however, that, if the Company so requests, such person shall first agree in writing with the Company that any information that is reasonably and in good faith designated by the Company in writing as confidential at the time of delivery of such information shall be kept confidential by such persons and shall be used solely for the purposes of exercising rights under this Agreement, unless (1) disclosure of such information is required by court or administrative order or is necessary to respond to inquiries of regulatory authorities, (2) disclosure of such information is required by law (including any disclosure requirements pursuant to federal securities laws in connection with the filing of a Shelf Registration Statement or Prospectus, as the case may be, or the use of any Prospectus referred to in this Agreement), (3) such information becomes generally available to the public other than as a result of a disclosure or failure to safeguard by any such person or (4) such information becomes available to any such person from a source other than the Company and such source is not bound by a confidentiality agreement or is not otherwise under a duty of trust to the Company.

(v)           If requested by any selling Holders or the underwriter(s), if any, promptly incorporate in the Shelf Registration Statement or Prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as such selling Holders and underwriter(s), if any, may reasonably request to have included therein, including, without limitation:  (1) information relating to the “Plan of Distribution” of the Registrable Securities, (2) information with respect to the principal amount or number of Registrable Securities being sold to such underwriter(s), (3) the purchase price being paid therefor and (4) any other terms of the offering of the Registrable Securities to be sold in such offering; and make all required filings of such Prospectus supplement or post-

effective amendment as soon as reasonably practicable after the Company is notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment.

(vi)          Furnish to each selling Holder and each of the underwriter(s), if any, upon their request, without charge, at least one copy of the applicable Shelf Registration Statement, as first filed with the Commission, and of each amendment thereto (and any documents incorporated by reference therein or exhibits thereto (or exhibits incorporated in such exhibits by reference) as such Person may request).

(vii)         Deliver to each selling Holder and each of the underwriter(s), if any, without charge, as many copies of the Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto and such other documents as such Persons reasonably may request; subject to any notice by the Company in accordance with this Section 4(b) of the existence of any fact or event of the kind described in Section 4(b)(iii)(E) hereof, the Company hereby consents to the use of the Prospectus and any amendment or supplement thereto by each of the selling Holders and each of the underwriter(s), if any, in connection with the offering and the sale of the Registrable Securities covered by the Prospectus or any amendment or supplement thereto.

(viii)        The Company shall:

(A)          Upon request, furnish to each selling Holder and each underwriter, if any, in such substance and scope as they may reasonably request and as are customarily made by issuers to underwriters in primary underwritten offerings for selling securityholders, upon the date of closing of any sale of Registrable Securities in an Underwritten Registration:
(1)           a certificate, dated the date of such closing, signed by the Chief Financial Officer of the Company confirming, as of the date thereof, the matters set forth in Section 5(d) of the Purchase Agreement and such other matters as such parties may reasonably request;
(2)           opinions, each dated the date of such closing, of
counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters, if any, and the holders of a majority in principal amount of the Registrable Securities being sold) addressed to each selling Holder and the underwriters, if any, covering such of the matters as are customarily covered in legal opinions to underwriters in connection with underwritten offerings of securities and such other matters as may be reasonably requested by the selling Holders and the underwriters; and
(3)           customary comfort letters, dated the date of such closing, from the Company’s independent accountants (and from any other accountants whose report is contained or incorporated by reference in the  Shelf Registration Statement or the Prospectus) to the extent deliverable in accordance with their professional standards, reasonable efforts to have such letter addressed to the selling Holders of Registrable Securities (to the extent consistent with Statement on Auditing Standards No. 100 of the American Institute of Certified Public Accountants), such letters to be in customary form and covering matters of the type customarily covered in comfort letters to underwriters in connection with underwritten offerings of securities;
(B)           set forth in full in the underwriting agreement, if any, indemnification provisions and procedures which provide rights no less protective than those set forth in Section 7 hereof with respect to all parties to be indemnified;
(C)           make such representations and warranties to the selling Holders participating in an Underwritten Registration and the underwriter(s), if any, in form, substance and scope as are customarily made by issuers to underwriters in primary underwritten offerings, including, but not limited to, those set forth in the Purchase Agreement; and
(D)          deliver such other documents and certificates as may be reasonably requested by such parties to evidence compliance with clause (A) above and with any customary conditions contained in the underwriting agreement, if any, or other agreement entered into by the selling Holders pursuant to this clause (viii).

(ix)           Before any public offering of Registrable Securities, cooperate with the selling Holders, the underwriter(s), if any, and their respective counsel in connection with the registration and qualification of the Registrable Securities under the securities or Blue Sky laws of such jurisdictions in the United States as the selling Holders or underwriter(s), if any, may reasonably request and do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the Shelf Registration Statement or Prospectus; provided, however, that the Company shall not be required (A) to qualify as a foreign corporation or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify but for this Section 4(b)(ix), or (B) take any action that would subject it to general service of process or taxation in any such jurisdiction where it is not then so subject.

(x)            Unless the applicable Registrable Securities shall be in book-entry only form, cooperate with the selling Holders and the underwriter(s), if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the selling Holders or the underwriter(s), if any, may request at least two Business Days before any sale of Registrable Securities made by such selling Holder or underwriter(s).

(xi)           Subject to Section 4(b)(i) hereof, if any fact or event contemplated by Section 4(b)(iii)(E) hereof shall exist or have occurred, use its best efforts to prepare a supplement or post-effective amendment to the Shelf Registration Statement or a supplement or amendment to the Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of Registrable Securities, the Registration Statement and the Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  At such time as such public disclosure is otherwise made or the Company determines that such disclosure is not necessary, in each case to correct any misstatement of a material fact or to include any omitted material fact, the Company agrees promptly to notify each Holder of such determination and to furnish each Holder such number of copies of the Prospectus as amended or supplemented, as the case may be, as such Holder may reasonably request.

(xii)          Provide CUSIP numbers for the Securities and, in the event of and at the time of any distribution thereof to Holders, the Debentures registered under such Shelf Registration Statement not later than the filing date of the WKSI Prospectus Supplement or the effective date of the New Shelf Registration Statement, as the case may be, and provide the Trustee under the Indenture with certificates for such Securities that are in a form eligible for deposit with The Depository Trust Company.

(xiii)         Cooperate, assist and provide such information as is required with respect to any filings required to be made with the NASD and in the performance of any due diligence investigation by any underwriter that is required to be retained in accordance with the rules and regulations of the NASD.

(xiv)        Upon (i) the filing of the WKSI Prospectus Supplement or New Shelf Registration Statement, as the case may be, pursuant to Section 2(a)(i) hereof and (ii) the effectiveness of any New Shelf Registration Statement, if applicable, pursuant to Section 2(a)(ii) hereof, announce the same, in each case by release to Businesswire, Reuters Economic Services, Bloomberg Business News or any other means of dissemination reasonably expected to make such information known publicly.

(xv)         Otherwise comply with all applicable rules and regulations of the Commission and all reporting requirements under the rules and regulations of the Exchange Act and generally make available to its securityholders (or otherwise provide in accordance with Section 11(a) of the Securities Act and Rule 158 thereunder) an earnings statement satisfying the provisions of Section 11(a) of the Securities Act, no later than 45 days after the end of the 12-month period (or 90 days, if such period is a fiscal year) beginning the first month of the Company’s first quarter commencing after the Effectiveness Target Date, which statement shall cover such 12-month period.

(xvi)        Cause the Indenture to be qualified under the TIA not later than the effective date of the New Shelf Registration Statement or the filing of the WKSI Prospectus Supplement, as applicable, and, in connection therewith, cooperate with the applicable trustees and the holders of Securities to effect such changes to such documents as may be required for such documents to be so qualified in accordance with the terms of the TIA; and execute and use its best efforts to cause the Trustee to execute all documents that may be required to effect such changes and all other forms and documents required to be filed with the Commission to enable such documents to be so qualified in a timely manner.

(xvii)       Cause all Registrable Securities covered by the Shelf Registration Statement or Prospectus to be listed or quoted, as the case may be, on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed or quoted.

(xviii)      Provide to each Holder, upon written request, each document filed with the Commission pursuant to the requirements of Section 13 and Section 15 of the Exchange Act after the effective date of the Shelf Registration Statement, unless such document is publicly available via the Commission’s EDGAR system.

(xix)         At a reasonable time prior to the filing of any Shelf Registration Statement, any Prospectus forming a part thereof, any amendment to such Shelf Registration Statement or amendment or supplement to such Prospectus or any document that is to be incorporated by reference into any Shelf Registration Statement or any Prospectus after the initial filing of the Shelf Registration Statement, provide copies of such document to the Holders of Registrable Securities, to the Initial Purchaser, to counsel for the Holders and to the underwriter or underwriters of an underwritten offering of Registrable Securities, if any; make such changes in any such document prior to the filing thereof as the Initial Purchaser, the counsel to the Holders or the underwriter or underwriters, if any, reasonably request; and not file any such document in a form to which the Majority of Holders, the Initial Purchaser on behalf of the Holders of Registrable Securities, counsel for the Holders of Registrable Securities or any underwriter shall not have previously been advised and furnished a copy of, or to which the Majority of Holders, the Initial Purchaser on behalf of the Holders of Registrable Securities, counsel to the Holders of Registrable Securities or any underwriter shall reasonably object; and make the representatives of the Company available for discussion of such document as shall be reasonably requested by the Holders of Registrable Securities, the Initial Purchaser on behalf of such Holders, counsel for the Holders of Registrable Securities or any underwriter.

(xx)          In the event that any Broker-Dealer shall underwrite any Registrable Securities or participate as a member of an underwriting syndicate or selling group or “assist in the distribution” (within the meaning of the Rules of Fair Practice of the NASD (the “Rules”) and the By-Laws of the NASD) thereof, whether as a Holder of such Registrable Securities or as an underwriter, a placement or sales agent or a broker or dealer in respect thereof, or otherwise, assist such Broker-Dealer in complying with the requirements of such Rules and By-Laws, including, without limitation, by (A) if such Rules or By-Laws shall so require, engaging a “qualified independent underwriter” to participate in the preparation of the Shelf Registration Statement or Prospectus relating to such Registrable Securities and to exercise usual standards of due diligence in respect thereto, (B) indemnifying any such qualified independent underwriter to the extent of the indemnification of underwriters provided in Section 7 hereof and (C) providing any information to such Broker-Dealer as may be required in order for such Broker-Dealer to comply with the requirements of the Rules.

(xxi)         Enter into such customary agreements and take such other reasonable necessary actions in connection therewith (including those reasonably requested by the Majority of Holders of Registrable Securities covered by the Shelf Registration Statement or Prospectus) in order to expedite or facilitate disposition of such Registrable Securities.

(c)           Each Holder agrees by acquisition of a Registrable Security that, upon receipt of any notice (a “Suspension Notice”) from the Company of the existence of any fact of the kind described in Section 4(b)(iii)(E) hereof, such Holder will, and will use its best efforts to cause any underwriter(s) in an Underwritten Offering to, forthwith discontinue disposition of Registrable Securities pursuant to the Shelf Registration Statement until:

(i)            such Holder has received copies of the supplemented or amended Prospectus contemplated by Section 4(b)(xvii) hereof; or

(ii)           such Holder is advised in writing by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus.

If so directed by the Company, each Holder will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities that was current at the time of receipt of such Suspension Notice.

(d)           Upon the initial sale of any Registrable Securities pursuant to any Shelf Registration Statement, each selling Holder shall deliver a notice of such sale to the Company certifying that (i) the Prospectus delivery requirements, if any, of the Securities Act have been complied with and (ii) such selling Holder and the aggregate amount of Registrable Securities owned by such selling Holder are identified in the related Prospectus in accordance with the applicable rules and regulations under the Securities Act.

If any of the Registrable Securities covered by any Shelf Registration Statement are to be sold in an underwritten offering, the underwriter or underwriters and manager or managers that will manage such offering will be selected by the Majority of Holders of such Registrable Securities included in such offering and shall be acceptable to the Company.  No Holder of Registrable Securities may participate in any underwritten registration hereunder unless such Holder (a) agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

5.             Holder’s Obligations.  Each Holder agrees, by acquisition of the Registrable Securities, that no Holder of Registrable Securities shall be entitled to sell any of such Registrable Securities pursuant to a Registration Statement or to receive a Prospectus relating thereto, unless such Holder has furnished the Company with a Holder Questionnaire as required pursuant to Section 2(b) hereof (including the information required to be included in such Holder Questionnaire).

6.             Registration Expenses.

(a)           The Company shall bear all fees and expenses incurred in connection with the performance of its obligations under Sections 2 and 4 of this Agreement, whether or not any Shelf Registration Statement is declared effective or any Prospectus is filed.  Such fees and expenses shall include, without limitation, (i) all registration and filing fees (including, without limitation, reasonable fees and disbursements of the counsel specified in the next sentence in connection with Blue Sky qualifications of the Registrable Securities under the laws of such jurisdictions as the Holders of a majority of the Registrable Securities being sold pursuant to a Shelf Registration Statement may designate), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities in a form eligible for deposit with The Depository Trust Company), (iii) duplication expenses relating to copies of any Shelf Registration Statement or Prospectus delivered to any Holders hereunder, (iv) fees and disbursements of counsel for the Company in connection with the Shelf Registration Statement and (v) reasonable fees and disbursements of the Trustee and its counsel and of the registrar and transfer agent for the Common Stock.  In addition, the Company shall bear or reimburse the Holders that have delivered a Holder Questionnaire for the reasonable fees and disbursements of one firm of legal counsel for the Holders incurred in reviewing and commenting upon the Shelf Registration Statement prior to its effectiveness, which shall, upon the written consent of the Initial Purchaser (which shall not be unreasonably withheld), be a nationally recognized law firm experienced in securities law matters designated by the Company.  In addition, the Company shall pay the internal expenses of the Company (including, without limitation, all salaries and expenses of officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange on which the same securities of the Company are then listed and the fees and expenses of any person, including special experts, retained by the Company.

(b)           In connection with each Shelf Registration Statement and Prospectus required by this Agreement, including any amendment or supplement thereto, and any other documents delivered to any Holders, the Company shall reimburse the Initial Purchaser and the Holders of Registrable Securities being registered pursuant to the Shelf Registration Statement, as applicable, for the reasonable fees and disbursements of not more than one counsel, which shall be Shearman & Sterling LLP, or such other counsel as may be chosen by a Majority of Holders for whose benefit the Shelf Registration Statement is being prepared.

7.             Indemnification and Contribution.

(a)           The Company agrees to indemnify and hold harmless the Initial Purchaser, each Holder, and each person, if any, who controls the Initial Purchaser or such Holder within the meaning of the Securities Act or the Exchange Act as follows:

(i)            against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Shelf Registration Statement (or any amendment thereto), pursuant to which Registrable Securities were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of any untrue statement or alleged untrue statement of a material fact contained in any Prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)           against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 7(d) below) any such settlement is effected with the written consent of the Company; and

(iii)          against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by any indemnified party), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Holder expressly for use in any Shelf Registration Statement (or any amendment thereto), as the case may be, or any Prospectus (or any amendment or supplement thereto).

(b)           Each Holder severally, but not jointly, agrees to indemnify and hold harmless the Company, the Initial Purchaser and the other selling Holders, and each of their respective directors and officers, and each Person, if any, who controls the Company, the Initial Purchaser, or any other selling Holder within the meaning of the Securities Act or the Exchange Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 7(a) hereof, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in a Shelf Registration Statement (or any amendment thereto), or any Prospectus included therein (or any amendment or supplement thereto), in reliance upon and in conformity with written information with respect to such Holder furnished to the Company by such Holder expressly for use in such Shelf Registration Statement (or any amendment thereto) or such Prospectus (or any amendment or supplement thereto); provided, however, that no such Holder shall be liable for any claims hereunder in excess of the amount of net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Shelf Registration Statement.

(c)           Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement.  The indemnifying party shall be entitled to appoint counsel (including local counsel) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel (other than local counsel); provided, however, that the counsel appointed by the indemnifying party shall be reasonably satisfactory to the indemnified party.  Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in any action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with an actual or potential conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party or such appointment was not within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party.  No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 7 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)           If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section

7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

(e)           If the indemnification provided for in this Section 7 is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Holders and the Initial Purchaser on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative fault of the Company on the one hand and the Holders and the Initial Purchaser on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, the Holders or the Initial Purchaser and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company, the Holders and the Initial Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above in this Section 7.  The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, the Initial Purchaser shall not be required to contribute any amount in excess of the amount by which the total price at which the Securities sold by it were offered exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

No Person guilty of fraudulent misrepresentation (within the meaning of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 7, each Person, if any, who controls the Initial Purchaser or a Holder within the meaning of the Securities Act or the Exchange Act shall have the same rights to contribution as the Initial Purchaser or such Holder, and each director of the Company, and each Person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act shall have the same rights to contribution as the Company.

8.             Rules 144 and 144A.  The Company shall use its best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner and, if at any time the Company is not required to file such reports, it will, within a reasonable period of time, upon written request of any Holder of Registrable Securities, make publicly available other information so long as necessary to permit sales of its securities pursuant to Rules 144 and 144A.  The Company covenants that it will take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell such Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rules 144 and 144A (including the requirements of Rule 144A(d)(4)).  The Company will provide a copy of this Agreement to prospective purchasers of Registrable Securities identified to the Company by the Initial Purchaser upon request.  Upon the request of any Holder of Registrable Securities, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements.  Notwithstanding the foregoing, nothing in this Section 8 shall be deemed to require the Company to register any of its securities pursuant to the Exchange Act.

9.             Miscellaneous.

(a)           No Inconsistent Agreements.  The Company has not entered into and the Company will not after the date of this Agreement enter into any agreement which is inconsistent with the rights granted to the Holders of Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof.  The rights granted to the Holders hereunder do not and will not for the term of this Agreement in any way conflict with the rights granted to the holders of the Company’s other issued and outstanding securities under any such agreements.

(b)           Amendments and Waivers.  The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless the Company has obtained the written consent of Holders of at least a majority in aggregate principal amount of the outstanding Registrable Securities affected by such amendment, modification, supplement, waiver or departure.

(c)           Notices.  All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, first-class mail (registered or certified, return receipt requested), telex, facsimile transmission, or air courier guaranteeing overnight delivery.  Notices to the Initial Purchaser shall be directed to Deutsche Bank Securities Inc., at 60 Wall Street, New York, NY 10005-2858, Attention:  Equity Capital Markets Syndicate Desk (facsimile +1 (212) 797-9344), with a copy to the General Counsel (facsimile +1 (212) 797-4564); notices to the Company shall be directed to it at 800 Nicollett Mall, Minneapolis, Minnesota 55402, attention of Treasurer.

All such notices and communications shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; two Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if transmitted by facsimile; and on the next Business Day, if timely delivered to an air courier guaranteeing overnight delivery.

Copies of all such notices, demands, or other communications shall be concurrently delivered by the person giving the same to the Trustee under the Indenture, at the address specified in such Indenture.

(d)           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties, including, without limitation and without the need for an express assignment, subsequent Holders; provided that nothing herein shall be deemed to permit any assignment, transfer or other disposition of Registrable Securities in violation of the terms of the Purchase Agreement or the Indenture.  If any transferee of any Holder shall acquire Registrable Securities, in any manner, whether by operation of law or otherwise, such Registrable Securities shall be held subject to all of the terms of this Agreement, and by taking and holding such Registrable Securities such person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement, including the restrictions on resale set forth in this Agreement and, if applicable, the Purchase Agreement, and such person shall be entitled to receive the benefits hereof.

(e)           Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(f)            Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(g)           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(h)           Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall remain in full force and effect and shall not be affected or impaired or invalidated thereby, it being intended that all of the rights and privileges of the parties shall be enforceable to the fullest extent permitted by law.

(i)            Entire Agreement.  This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and the registration rights granted by the Company with respect to the Registrable Securities.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted by the Company with respect to the Registrable Securities.  This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

(j)            Third Party Beneficiaries.  The Holders shall be third party beneficiaries to the agreements made hereunder between the Company, on the one hand, and the Initial Purchaser, on the other hand, and the Holders shall have the right to enforce such agreements directly to the extent they may deem such enforcement necessary or advisable to protect their rights or the rights of Holders hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

U.S. BANCORP

By:		/s/ Daryl N. Bible
	Name:	Daryl N. Bible
	Title:	Executive Vice President and
Treasurer

The foregoing Registration Rights Agreement is
hereby confirmed and accepted as of the date first
above written.

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Mark Hantho
Authorized Signatory

By:	/s/ Donald Sung
Authorized Signatory